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                                                        Page 1 of 9 Pages
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                               Allen Telecom Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $1.00 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  018091 10 8
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                                 (CUSIP Number)

                                 January 1, 2003
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             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

/_/     Rule 13d-1(b)
/X/     Rule 13d-1(c)
/_/     Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  018091 10 8                13G               Page 2 of 9 Pages
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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Bartley R.F. Systems Trust
     04-3533326
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2.   Check the Appropriate Box if a Member of a Group (See Instructions)  (a)
                                                                          (b)
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3.   SEC Use Only

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4.   Citizenship or Place of Organization

     Massachusetts
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                        --------------------------------------------------------
Number of               5.   Sole Voting Power
Shares
Beneficially                      441,591
Owned by                --------------------------------------------------------
Each                    6.   Shared Voting Power
Reporting
Person                       None
With                    --------------------------------------------------------
                        7.   Sole Dispositive Power

                             441,591
                        --------------------------------------------------------
                        8.   Shared Dispositive Power

                             None
                        --------------------------------------------------------
--------------------------------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     441,591

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     1.4%

--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)

     OO

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
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CUSIP No.  018091 10 8                13G              Page 3 of 9 Pages
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1.   Names of Reporting Persons.

     I.R.S. Identification Nos. of above persons (entities only).

     Richard J. Bartley, Jr.
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2.   Check the Appropriate Box if a Member of a Group (See Instructions)  (a)
                                                                          (b)
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3.   SEC Use Only


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4.   Citizenship or Place of Organization

     U.S.A.
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                       ---------------------------------------------------------
Number of               5.   Sole Voting Power
Shares
Beneficially                 None
Owned by                --------------------------------------------------------
Each                    6.   Shared Voting Power
Reporting
Person                       441,591
With                    --------------------------------------------------------
                        7.   Sole Dispositive Power

                             None
                        -------------------------------------------------------
                        8.   Shared Dispositive Power

                             441,591
                        --------------------------------------------------------
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     441,591

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     1.4%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     IN

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
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CUSIP No.  018091 10 8                13G              Page 4 of 9 Pages
---------------------------                            -------------------------

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1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Lucy M. Bartley
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2.   Check the Appropriate Box if a Member of a Group (See Instructions)  (a)
                                                                          (b)
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3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

              U.S.A.
--------------------------------------------------------------------------------
                       ---------------------------------------------------------
Number of               5.   Sole Voting Power
Shares
Beneficially                 None
Owned by                --------------------------------------------------------
Each                    6.   Shared Voting Power
Reporting
Person                       441,591
With                    --------------------------------------------------------
                        7.   Sole Dispositive Power

                             None
                        -------------------------------------------------------
                        8.   Shared Dispositive Power

                             441,591
                        --------------------------------------------------------
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     441,591

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     1.4%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     IN

--------------------------------------------------------------------------------

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CUSIP No.  018091 10 8                13G              Page 5 of 9 Pages
---------------------------                            -------------------------

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1.   Names of Reporting Persons.

     I.R.S. Identification Nos. of above persons (entities only).

     Stephanie J. Bartley
--------------------------------------------------------------------------------

2.   Check the Appropriate Box if a Member of a Group (See Instructions)  (a)
                                                                          (b)
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3.   SEC Use Only


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     Citizenship or Place of Organization
4.
     U.S.A.
--------------------------------------------------------------------------------
                       ---------------------------------------------------------
Number of               5.   Sole Voting Power
Shares
Beneficially                 None
Owned by                --------------------------------------------------------
Each                    6.   Shared Voting Power
Reporting
Person                       441,591
With                    --------------------------------------------------------
                        7.   Sole Dispositive Power

                             None
                        -------------------------------------------------------
                        8.   Shared Dispositive Power

                             441,591
                        --------------------------------------------------------

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     441,591

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     1.4%

--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

     IN

--------------------------------------------------------------------------------

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CUSIP No.  018091 10 8                 13G             Page 6 of 9 Pages
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Item 1.

     (a)
              Name of Issuer
              --------------
              Allen Telecom Inc.
     (b)
              Address of Issuer's Principal Executive Offices
              ------------------------------------------------
              25101 Chagrin Blvd., Beachwood, Ohio  44122-5687

Item 2.

     (a)      Name of Person Filing
              ---------------------
              This Schedule 13G is filed by Bartley R.F. Systems Trust ("Bartley"), Richard J. Bartley, Jr. ("Richard"), Lucy M. Bartley ("Lucy") and Stephanie J. Bartley ("Stephanie"). Bartley, Richard, Lucy and Stephanie are sometimes hereinafter collectively referred to as the "Reporting Persons."

     (b)      Address of Principal Business Office or, if none, Residence
              -----------------------------------------------------------
              The principal business office of each of the Reporting Persons is 93 Hilldale Ave., South Hampton, New Hampshire 03827.

     (c)      Citizenship
              -----------
              Bartley is a business trust organized under the laws of The Commonwealth of Massachusetts. Each of Richard, Lucy and Stephanie is a citizen of the United States of America.

     (d)      Title of Class of Securities
              ----------------------------
              Common Stock, $1.00 par value

     (e)      CUSIP Number
              ------------
              018091 10 8

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

     (a)      [ ] Broker or dealer registered under Section 15 of the Act (15
                  U.S.C. 78c).

     (b)      [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c)      [ ] Insurance company as defined in Section 3(a)(19) of the Act
                  (15 U.S.C. 78c).

     (d)      [ ] Investment company registered under Section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)      [ ] An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

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CUSIP No.  018091 10 8                 13G             Page 7 of 9 Pages
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     (f)      [ ] An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

     (g)      [ ] A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);


     (h)      [ ] A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i)      [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)      [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4. Ownership

With respect to Bartley:

     a)       Amount beneficially owned:  441,591

     b)       Percent of class: 1.4%

     c)       Number of shares as to which the person has:

              (i)   Sole power to vote or to direct the vote:  441,591

              (ii)  Shared power to vote or to direct the vote:  None

              (iii) Sole power to dispose or to direct the disposition of:
                    441,591

              (iv)  Shared power to dispose or to direct the disposition of:
                    None


With respect to Richard, Lucy and Stephanie:

     (a)      Amount beneficially owned:  441,591

     (b)      Percent of class:  1.4%

     (c)      Number of shares as to which the person has:

              (i)   Sole power to vote or to direct the vote:  None

              (ii)  Shared power to vote or to direct the vote:  441,591

              (iii) Sole power to dispose or to direct the disposition of:
                    None

              (iv)  Shared power to dispose or to direct the disposition of
                    441,591

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CUSIP No.  018091 10 8                 13G             Page 8 of 9 Pages
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Richard, Lucy and Stephanie, who are three of the four directors of Bartley and its controlling shareholders, may be deemed to share the voting and dispositive power held by Bartley. Richard, Lucy and Stephanie each disclaim beneficial ownership of the Common Stock of the Issuer owned by Bartley, except to the extent that he or she has a pecuniary interest therein.

Item 5. Ownership of Five Percent or Less of a Class.

Not applicable


Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable


Item 8. Identification and Classification of Members of the Group

Not applicable


Item 9.   Notice of Dissolution of Group

Not applicable


Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No.  018091 10 8                 13G             Page 9 of 9 Pages
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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




   Dated: January 9, 2003
                                        BARTLEY R.F. SYSTEMS TRUST



                                        By:/s/Richard J. Bartley, Jr.
                                          -----------------------------------
                                           Richard J. Bartley, Jr., President


                                        /s/Richard J. Bartley, Jr.
                                        --------------------------------
                                        Richard J. Bartley, Jr., individually


                                        /s/Lucy M. Bartley
                                        --------------------------------
                                        Lucy M. Bartley, individually


                                        /s/Stephanie J. Bartley
                                        --------------------------------
                                        Stephanie J. Bartley, individually